Annual Shareholder Meeting Results:

The Fund held its annual meetings of shareholders on July 31, 2012. Common/Preferred shareholders voted as indicated below:

                                                                    Withheld
                                           Affirmative              Authority

Election of Bradford K. Gallagher
Class III to serve until 2013              22,194,840               1,258,371

Election of Deborah A. DeCotis
Class II to serve until 2015               22,203,201               1,250,010

Election of James A. Jacobson+                      0++                     0++

Election of Neal P. Goldman+
Class II to serve until 2015                    2,461                     154

The other members of the Board of Trustees at the time of the meeting, namely, Messrs. Hans W. Kertess, William B.Ogden, IV , Alan Rappaport+ and John C. Maney+++ continue to serve as Trustees.

+ Preferred Shares Trustee
++ Trustee was not elected by shareholders at the annual meeting.
+++ Interested Trustee